As  filed  with  the Securities and Exchange Commission on March 15, 2004
                         Registration  No.  -333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             MERIDIAN HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Colorado
                 (State or Other Jurisdiction of     52-2133742
     Incorporation or Organization)     (I.R.S. Employer Identification No.)

                        900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90017
             (Address of Principal Executive Offices)    (Zip Code)

                          2004 Incentive Stock Option Plan
                            (Full Title of the Plan)

                              Anthony C. Dike
                        900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90017
                     (Name and Address of Agent for Service)

                                 (213) 627-8878
          (Telephone Number, Including Area Code, of Agent for Service)

                            CALCULATION OF REGISTRATION FEE
     Title of Securities to be Registered     Proposed Amount to be Registered
     ------------------------------------     --------------------------------
Proposed Maximum Offering Price Maximum Aggregate Offering Price Amount of Registration Fee
-------------------------------     --------------------------------   ----------------

Common Stock, $0.001 par value    5,000,000     $0.20     $1,000,000.00   $80.90
------------------------------     -------     -----     ----------     -----

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together constitute a prospectus that meets the requirements of
Section  10(a)  of  the  Securities  Act  of  1933  (the  "Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation  of  Documents  by  Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by us with the Commission:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

(c) The Registrant's proxy statement dated March 6, 2004 for the Annual Meeting to be held on March 6, 2004, as filed with the Commission on January 15, 2004; and

(d) The description of the Registrant's common stock, $0.001 par value (the "Common Stock"), filed with the Commission on March 10, 1999, in the Registrant's Registration Statement on Form 10-SB describing the Common Stock referred to herein, including any amendment or report filed to update the description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "34 Act"), subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated and to be a part hereof from the date of filing such documents.

     For purposes of the Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item  4.  Description  Of  Securities.  Not  applicable.

Item  5.  Interests  of  Named  Experts  and  Counsel.  Not  Applicable.

Item  6.  Indemnification  of  Directors  and  Officers.

     Colorado Revised Statutes 7-109-103 requires a corporation to "indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding."

Item  7.  Exemption  from  Registration  Claimed.  Not  Applicable.

Item  8.  Exhibits

4.1 Articles of Incorporation, as amended, incorporated herein by reference to Exhibit A to our Registration Statement on Form 10SB 12(b) filed on March 10, 1999.

4.1a     Certificate  of  Amendment  of  Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on April 11, 2000.

4.2 Amended and Restated Bylaws, incorporated herein by reference to Exhibit B to our Registration Statement on Form 10SB filed on March 10, 1999.

5.1*     Opinion  of  Bryan  Cave  LLP.

10.1 2004 Stock Option Plan, incorporated by reference to Exhibit 99.1 to our Definitive Proxy Statement filed on January 15, 2004.

10.2*     Revised Stock Option Agreement

23.1*     Consent  of  Andrew  Smith,  CPA.

23.2*     Consent  of  Bryan  Cave  LLP  (included  in  Exhibit  5.1).
*Filed  herewith.

Item  9.  Undertakings.

     (a)     The  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on March 10, 2004.

MERIDIAN  HOLDINGS,  INC.



By:  /s/  ANTHONY  C.  DIKE,  M.D.
     -----------------------------
     Anthony  C.  Dike,  M.D.,  Chief  Executive  Officer

By:  /s/  FODAY  SORSOR  CONTEH
     --------------------------
     Foday  Sorsor  Conteh,  Vice  President
Finance  and  Principal  Accounting  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/  ANTHONY  C.  DIKE,   Chief Executive Officer, Chairman   March 10, 2004
----------------------
Anthony  C.  Dike,  M.D.     of  the  Board  of  Directors,  and  Director


/s/  JAMES  W.  TRUHER          Director                 March  10,  2004
----------------------
James  W.  Truher


/s/  MICHAEL  MULDAVIN     Director                      March  10,  2004
----------------------
Michael  Muldavin


/s/  RANDY  SIMPSON,  CPA     Director                   March  10,  2004
-------------------------
Randy  Simpson,  CPA

/s/  MARCELLINA  OFFOHA     Director                     March  10,  2004
-----------------------
Marcellina  Offoha

                                  EXHIBIT INDEX

                         Exhibit Number     Description
                         --------------     -----------

5.1      Opinion  of  Bryan  Cave  LLP.
10.2     Revised Stock Option Agreement
23.1     Consent  of  Andrew  Smith,  CPA.
23.2     Consent  of  Bryan  Cave  LLP  (included  in  Exhibit  5.1).

                             EXHIBIT 5.1


                         [LETTERHEAD OF BRYAN CAVE LLP]



March 10,  2004


Meridian  Holdings,  Inc.
900  Wilshire  Boulevard,  Suite  500
Los  Angeles,  CA  90017

Re:  Registration  on  Form  S-8

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of 5,000,000 shares (the "Shares") of Common Stock, $0.001 par value per share, of Meridian Holdings, Inc., a Colorado corporation (the "Company"), to be issued pursuant to the 2004 Incentive Stock Option Plan as approved by the shareholders, on March 6, 2004.

We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Shares. Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares, upon their issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid, and non-assessable securities of the Company. We consent to the use of this opinion as Exhibit 5.1 of the Registration Statement.

Very  truly  yours,

/s/  BRYAN  CAVE  LLP
____________________
Bryan  Cave  LLP

                                    EXHIBIT  10.2

                           REVISED  STOCK  OPTION  AGREEMENT

AGREEMENT, made this ____ day of ______, 2004, by and between MERIDIAN HOLDINGS, INC., a Colorado corporation, hereinafter referred to as the "Company"
and             ,  an  individual,  hereinafter  referred  to as the "Optionee".

                                   WITNESSETH:

WHEREAS, pursuant to the resolution adopted by the Board of Directors of the Company, the Company has entered into a Employment Agreement with the Optionee and, pursuant to the Agreement, the Company has agreed to grant to the Optionee an Option to purchase shares of common stock of the Company at the prices per share hereinafter set forth, such option to be for the term and upon the terms and conditions hereinafter stated;

NOW THEREFORE, in good consideration of the promises, the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.     OPTION.  The  Company  hereby grants to the Optionee the right and option
       -------
(hereinafter referred to as the "Option") to purchase all or any part of an aggregate of 100,000 shares of common stock of the Company (hereinafter referred to as the "Shares") on the terms and conditions herein set forth.

2.     TERM.  The  term  of the Option shall commence on the January 1, 2004 and
       -----
shall expire Sixty (60) months from such date on September 1, 2009, save and except that upon termination of the Agreement, the Option granted herein shall cease and expire ninety (90) days from the date of terminating the Agreement.

3.         PURCHASE  PRICE.  The  purchase  price  of  the  Option  shall  be
           ----------------
______dollars ($XXXX.) the receipt and sufficiency of which is hereby acknowledged. The purchase prices of the Shares covered by the Option shall increase in a range from $0.15 to $1.00 per share. The Optionee has the right to purchase Shares in accordance with the following schedule, which purchase price shall be payable in full, in cash or note, upon exercise of the Option in accordance with the terms and conditions here provided:

          A.     XXXX  SHARES  AT  A  PRICE  OF  $0.15  PER  SHARE
          B.     XXXX  SHARES  AT  A  PRICE  OF  $0.25  PER  SHARE
          C.     XXXX  SHARES  AT  A  PRICE  OF  $0.35  PER  SHARE
          D.     XXXX  SHARES  AT  A  PRICE  OF  $0.50  PER  SHARE
          E.     XXXX  SHARES  AT  A  PRICE  OF  $1.00  PER  SHARE

4. SECURITIES TO BE REGISTERED. Both the Option and the Shares covered by the Option shall be "registered securities" as defined for the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act").

5. EXERCISE. The Option shall be exercisable in whole or in part at any time and from time to time during the term of the Option by written notice delivered to the Company at 900 Wilshire Boulevard, Suite 500, Los Angeles, California 90017. The notice shall state the number of Shares with respect to which the Option is being exercised, shall contain a representation and agreement by the Optionee in form and substance substantially as set forth in the Notice of Exercise, shall be signed by the Optionee and shall be accompanied by payment. The Option shall not be exercised at any time when its exercise or the delivery of the Shares referred to in the notice would be a violation of any law, governmental regulation or ruling. The Option shall be exercisable only by the Optionee. The Option can only be exercised when the underlying price of the common shares of the Company is 125% of the exercise price of the Option for a period of 10 days.

6. ASSIGNMENT AND TRANSFER. The Option and the rights and obligations of parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns.

7. OPTIONEE AS SHAREHOLDER. Optionee shall have all rights as a shareholder with respect to the Shares covered by the Option on and subsequent to the date of issuance of a stock certificate or stock certificates to it. Adjustments will be made for dividends or other rights with respect to which the record date is on or subsequent to the date such stock certificates were issued.
8. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. In the event of a change in the capital structure of the Company as a result of any stock dividend, stock split, combination or reclassification of shares, recapitalization or consolidation of, the number of shares covered by the Option shall be appropriately adjusted to ensure the same absolute benefit to the Optionee.

9. NOTICES. All notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this instrument on the day and year first written above.


ATTEST:

MERIDIAN  HOLDINGS,  INC.



By:  /S/  ANTHONY  C.  DIKE
     ----------------------

ANTHONY  C.  DIKE
CHIEF  EXECUTIVE  OFFICER
CHAIRMAN  OF  OPTION  COMMITTEE




Exhibit 23.1


               CONSENT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANT


I consent to the inclusion in this registration statement Form -S8, the Form-10KSB (by reference) of my report dated March 27, 2003 relative to my audit of the financial statements of Meridian Holdings, Inc at December 31, 2002, and to the reference to me under the heading "Experts" therein.


Andrew M.  Smith,  CPA
Long  Beach,  California
March 10, 2004

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